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                                                                      EXHIBIT 99




                                        FOR:    EMCORE Corporation
                                                394 Elizabeth Drive
                                                Somerset, NJ 08873
                                                732-271-9090
FOR IMMEDIATE RELEASE              CONTACTS:    Tom Werthan
                                                VP, Finance and Administration
                                                732-271-9090

                                                Michele Katz/Connie Bienfait
                                                Press: Frank Domondon/Tammy Rose
                                                Morgen-Walke Associates, Inc.
                                                212-850-5600



           EMCORE CORPORATION REPORTS RECORD REVENUES OF $16.1 MILLION

               *SEC STAFF REQUIRES EMCORE TO DISMISS ITS AUDITORS
            *PricewaterhouseCoopers Loses Independence By Failing To
                         Dispose Of EMCORE Common Stock

SOMERSET, New Jersey, May 14, 1999 -- EMCORE Corporation (Nasdaq: EMKR) today reported financial results for the second fiscal quarter and six months ended March 31, 1999.

         Revenues for the 1999 second quarter increased to $16.1 million and were the highest in the Company's history. Revenues increased 59% from $10.1 million in the first fiscal quarter of 1999. Gross margin also improved to 43% compared to 40% in the first quarter of 1999. The Company reported an operating loss of $704,000, before goodwill, compared to an operating loss of $5.0 million, before goodwill, in the first quarter of fiscal 1999. Net loss before goodwill was $2.9 million or $0.31 per diluted share compared to a net loss before goodwill of $5.8 million or $0.62 per diluted share in the first quarter of 1999. Current backlog is $43.8 million, up approximately $2 million or 5% from December 31, 1998, and an increase of 68% from September 30, 1998. The current backlog is also the highest in the Company's history.

         SG&A increased slightly to $3.2 million from $3.1 million in the first quarter of 1999. Research and development expense was $4.3 million, down from $5.9 in the 1999 first fiscal quarter.

         Revenue for the six months ended March 31, 1999 was $26.2 million. Net loss before goodwill for the period was $8.7 million or $0.92 per diluted share.

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EMCORE CORPORATION                                                        PAGE 2

         In addition to the highest revenue and backlog in the Company's history, the quarter was highlighted by the announcement of a partnership with General Electric Lighting for solid state lighting products. "Our record revenues and partnership with General Electric Lighting were exciting events for EMCORE this quarter," said Reuben Richards, President and CEO. "We are delighted to be partnered with the world's largest lighting company to develop and market solid state lighting products. Operational performance improved substantially from our first quarter, and, as our different business units begin shipments, we will realize further improvements."

DISMISSAL OF PRICEWATERHOUSECOOPERS

         The Company also announced today that the staff of the U.S. Securities and Exchange Commission (SEC) is requiring the Company to dismiss PricewaterhouseCoopers LLP (PWC), the Company's accounting firm of record, due to the staff's determination that PWC had violated auditor independence rules by failing to divest of EMCORE holdings. As a result of the staff's determination, the Company engaged Deloitte & Touche to reaudit its 1998 financial statements and provide an independent opinion. The Company believes there will be no changes in the financial results based on the reaudit.

         The staff charge finding on the independence issue arose from the merger of two accounting firms, Coopers & Lybrand and Price Waterhouse in 1998. Coopers and Lybrand started as EMCORE's auditors in 1986 and have audited EMCORE's financial statements through the time of the merger with Price Waterhouse in 1998. They continued to be engaged as EMCORE's auditors under the merged Company, PWC. Several Price Waterhouse partners held stock before the merger and according to the SEC, some of them continued to hold stock during the audit. The SEC auditor independence rules prohibit employees of an accounting firm from owning shares of a publicly held company for which they are performing audit work.

IN-PROCESS R&D

         In a separate matter, in connection with the filing of a Registration Statement with the SEC for a public offering of common stock, the SEC is requiring new methodologies in the accounting treatment for in-process research and development (IPR&D) charges related to acquisitions accounted for under the purchase method of accounting. EMCORE (like many other technology companies) reduced its initial in-process research and development charges recorded during fiscal 1998 related to

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EMCORE CORPORATION                                                        PAGE 3


the acquisition of MODE and adjusted the related amortization of intangible assets. The Company reduced IPR&D by $9.8 million from $29.3 million to $19.5 million. The effect of the accounting change improves fiscal 1998 results by $7.1 million to a loss of $36.4 million from a loss of $43.5 million. Net loss per share in fiscal 1998 is reduced by $0.80 to $4.15 from the previously reported $4.95. The adjustment also increases amortization of the intangibles for fiscal 1999 and fiscal 2000 by approximately $815,000 per quarter or approximately $0.09 per share. First quarter fiscal 1999 results will be adjusted to reflect this revaluation by increasing the reported loss from $6.1 million to $6.9 million, or by $0.08 to $0.73 from $0.65.

         "EMCORE's in-process research and development transaction occurred 18 months ago during our first fiscal quarter of 1998 (December 1997)," said Tom Werthan, EMCORE's Chief Financial Officer. "The accounting was performed in accordance with established practices under generally accepted accounting principles and with the assistance of independent valuation experts using valuation techniques widely accepted in practice. The SEC recently changed the guidelines which require different treatment, however, it is a non-cash entry and will only affect EPS by approximately $0.08 for the next six quarters. Fundamentally, it does not affect our business model or market position."

         EMCORE designs, develops and manufactures compound semiconductor wafers and devices and is a leading developer and manufacturer of the tools and manufacturing processes used to fabricate compound semiconductor wafers and devices. The Company's products and technology enable customers in the United States and internationally to manufacture commercial volumes of high-performance electronic devices using compound semiconductors. EMCORE's products are used in a wide variety of applications, including satellite, data, wireless and telecommunications, consumer and automotive electronics, computers and peripherals, and lighting.




The information provided herein may contain forward-looking statements relating to future events that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; the future financial performance of the Company; delays in developing and commercializing new products; increased competition; failure of the MODE acquisition to achieve the desired synergies and efficiencies; risks associated with the reaction to the MODE acquisition by the market, as well as employees, customers, distributors, and others who effect the businesses of EMCORE and/or MODE; the variability of future operating results of EMCORE, MODE or the combined companies following the proposed acquisition; changes in the compound semiconductor industry, including overall growth of the industry and the continued acceptance of the Company's MOCVD technologies; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the registration statement on Form S-3 filed on February 4, 1999.


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                          EMCORE CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)


                           Three Months Ended  Six Months Ended
                                March 31,          March 31,
                                      (as       (as      (as
                                    restated) restated) restated)
                             1999     1998     1999     1998

Revenues                   $16,072  $13,808  $26,197  $26,165

Cost of sales                9,203    7,534   15,219   13,910

Gross profit                 6,869    6,274   10,978   12,255

Operating expenses:
 Selling, general and
   administrative            3,225    2,901    6,368    5,753
 Goodwill amortization       1,098    1,099    2,197    1,442
 Research and development:
   One-time acquired
     in-process                  -        -        -   19,516
   Recurring                 4,348    2,889   10,272    5,876
Total operating expenses     8,671    6,889   18,837   32,587

Operating loss              (1,802)    (615)  (7,859) (20,332)

Other expense:
 Stated interest expense, net  463       47      693      117
 Imputed warrant interest
   expense, non-cash           317       96      633      192

  Equity in net loss of
    unconsolidated
    affiliates               1,395        -    1,671        -
  Provision for income taxes     -       20        -       20
Total other expense          2,175      163    2,997      329

Net loss                   ($3,977)   ($778)($10,856)($20,661)

Per share data:

Net loss per basic share    ($0.44)  ($0.08)  ($1.17)  ($2.52)

Net loss per diluted share  ($0.44)  ($0.08)  ($1.17)  ($2.52)

Weighted average shares
  used in per share
  data calculations          9,427    9,328    9,409    8,189



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                          EMCORE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEET
                   (in thousands, except share data)

                                      March 31,   September 30,
                                        1999          1998
                                     (unaudited)  (as restated)
ASSETS                              ------------   --------

 Cash and cash equivalents               $ 1,640    $ 4,456
 Restricted cash                               -         62
 Accounts receivable, net of
  allowance for doubtful accounts
  of $577 and $611 at March 31, 1999
  and September 30, 1998, respectively    11,463      7,438
 Accounts receivable, related party        2,746        500
 Inventories, net                         12,684     12,445
 Other current assets                        294        208
 Total current assets                     28,827     25,109

 Property, plant and equipment, net       43,260     36,210
 Goodwill                                  7,322      9,519
 Investments in unconsolidated
  affiliates                               4,392        292
 Other assets, net                         1,270      2,090
  Total assets                           $85,071    $73,220
                                         =======    =======

LIABILITIES & SHAREHOLDERS' EQUITY
 Notes payable - related party           $     -     $7,000
 Accounts payable                          9,132     12,023
 Accrued expenses                          5,457      4,197
 Advanced billings                         6,682      3,180
 Capital lease obligations - current         732        673
 Other current liabilities                   162         53
 Total current liabilities                22,165     27,126

Bank loans                                23,000     17,950
Subordinated notes, net                    8,003      7,809
Capital lease obligation, net
 of current portion                          470        755
Other liabilities                          1,097          -
     Total liabilities                    54,735     53,640

Mandatorily redeemable, convertible
  preferred stock, 1,550,000 shares
  issued and outstanding at March 31,
  1999 (redeemable at maturity for
  $21,700)                                21,369          -

Shareholders' Equity:
 Preferred stock, $.0001 par value,
  5,882,353 shares authorized; no
  shares outstanding                           -          -
 Common stock, no par value,
  23,529,411 shares authorized, 9,446,347
  shares issued and outstanding March 31,
  1999, 9,375,952 shares issued and
  outstanding at September 30, 1998       87,855     87,443
 Accumulated deficit                     (71,221)   (60,196)
 Notes receivable from warrant
  issuances and stock sales               (7,667)    (7,667)

 Total shareholders' equity                8,967     19,580

 Total shareholders' equity and
  mandatorily redeemable,
  convertible preferred stock             30,336     19,580

 Total liabilities, shareholders'
  equity and mandatorily redeemable,
  convertible preferred stock            $85,071    $73,220
                                         =======    =======






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CONTACT:
     EMCORE Corporation, Somerset
     Tom Werthan
     VP, Finance and Administration
     732-271-9090
               or
     Morgen-Walke Associates, Inc., New York
     Michele Katz/Connie Bienfait
     Press: Frank Domondon/Tammy Rose
     212-850-5600